EXHIBIT 11

RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                           THREE MONTHS ENDED
                                   -----------------------------------
                                     December 31,        January 2,
                                       2000                2000
                                   --------------     ----------------
NET INCOME PER SHARE COMPUTED AS
 FOLLOWS:
  BASIC:
   1.  Net Income available to
       common shareholders          $   11,189,000      $  13,357,000
                                    ==============     ===============
   2.  Weighted average common
       shares outstanding -- Basic      46,241,930         46,390,942
                                    ==============     ===============
   3.  Basic net income per share
        (Item 1 divided by Item 2)         $.24              $.29
                                    ==============     ===============

DILUTED:
   1.  Net income available to
       common shareholders           $  11,189,000      $  13,357,000
                                    ===============    ================
   2.  Weighted average common
       shares outstanding - Basic       46,241,930         46,390,942

   3.  Weighted potential shares under
       stock options computed for the
       periods using the Treasury
       Stock Method                         43,014             164,064
                                    ----------------    ---------------
   4.  Weighted average common
       shares outstanding - Diluted     46,284,944         46,555,006
                                    ================    ================

   5.  Net Income Per Share (Item
       1 divided by Item 4)                  $.24              $.29
                                    =================   =================